                                                                   EXHIBIT 10.50


                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24b-2


                                    AGREEMENT

                                GENE LOGIC, INC.

                                AFFYMETRIX, INC.

1.  INTRODUCTION.............................................................  1

2.  DEFINITIONS..............................................................  1

3.  PROBE ARRAY SUPPLY.......................................................  5

4.  AFFYMETRIX PROPRIETARY RIGHTS............................................  7

5.  COMPENSATION.............................................................  7

6.  INTELLECTUAL PROPERTY.................................................... 12

7.  PROJECT COORDINATION..................................................... 13

8.  CONFIDENTIALITY.......................................................... 13

10. INDEMNITY................................................................ 15

11. TERM AND TERMINATION..................................................... 16

12. MISCELLANEOUS............................................................ 17

EXHIBIT A ...................................................................

EXHIBIT B....................................................................

EXHIBIT C ...................................................................

EXHIBIT D....................................................................

                                   AGREEMENT

This agreement ("Agreement") is effective as of January 1, 1999 ("Effective Date") between Affymetrix, Inc. ("Affymetrix") a Delaware corporation having its principal place of business at 3380 Central Expressway, Santa Clara, California 95051, and Gene Logic Inc., a Delaware corporation having its principal place of business at 708 Quince Orchard Road, Gaithersburg, Maryland, 20878 ("Gene Logic").

1.       INTRODUCTION

1.1 Affymetrix has research, development, and manufacturing capabilities and facilities, and has developed certain rights relevant to DNA probe array based technology.

1.2 Gene Logic has research and development capabilities, and facilities to conduct research and development activities for the generation of databases useful in life sciences research.

1.3 Affymetrix and Gene Logic desire to enter into an agreement whereby Affymetrix will supply Gene Logic with DNA probe arrays for use in Gene Logic's development of database products and services.

1.4 In consideration of the mutual covenants and promises contained in this Agreement, Affymetrix and Gene Logic agree as follows:

2.       DEFINITIONS

2.1 "Affiliate" shall mean any corporation, company, partnership, joint venture and/or firm which is controlled by or controls a Party or is under common control with a Party, but only for so long as such Affiliate remains an Affiliate of a Party, and only if such Affiliate is bound by the terms of this Agreement. For purposes of this Section, "control" shall mean, in the case of corporations (or equivalents of corporations), direct or indirect ownership of more than 50% of the stock having the right to vote for directors of such corporation or, in the case of partnerships, more than 50% of the ownership interest in such partnership.

2.2 "Chip Improvement Inventions" shall mean all inventions for which patent applications are filed that are conceived or first reduced to practice by an employee or contractor of a Party or its Affiliates resulting from design or use of the Probe Arrays supplied hereunder, and specifically those relating to probe array manufacturing techniques, probe array layouts, probe array packaging techniques, probe array assay techniques [...***...], and probe array software analysis techniques [...***...], but not including software analysis techniques for later processing of such data. It is to be understood that inventions made independently of design or use of Probe Arrays (such as those inventions made in the course of design or use of Gene Logic's proprietary technologies or other non-Affymetrix technologies) are not Chip Improvement Inventions within the meaning of this Agreement. Chip Improvement Inventions shall further not include any other inventions that are conceived of or reduced to practice by an employee or


                                              * CONFIDENTIAL TREATMENT REQUESTED
         contractor of a Party or its Affiliates including, for example, expression data or discoveries resulting therefrom, targets identified through the use of the Probe Arrays, or correlations between genetic sequences and function.

2.3 "Committee" shall mean the individuals designated by Gene Logic and Affymetrix to serve on a coordinating committee as outlined in Section 7.

2.4 "Confidential Information" shall mean all information and materials, patentable or otherwise, of a Party disclosed by or on behalf of such Party to the other Party and which derive value to a Party from not being generally known, including, but not limited to DNA sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, data, reports, know-how, trade secrets, preclinical and clinical trials and the results thereof, sources of supply, patent positioning, and business plans, including any negative developments.

2.5 "Database" shall mean a collection of Datapoints derived from a Probe Array which is made available for license broadly in whole or in part for use to derive additional information. If Gene Logic utilizes a larger database to derive or extract a more limited database for license to a third party, it is understood that the Datapoints made available to the third party are from the original, larger Database unless the smaller Database is made broadly available to other third parties.

2.6 "Datapoint" shall mean a Gene represented on a Probe Array and comprises all probe pairs on the array that represent the Gene.

2.7 "Demonstration Database" shall refer to a database of gene expression data that contains no more than the applicable maximum number of Datapoints. [...***...]

2.8 "Fabrication Verification Criteria" shall mean Affymetrix' then current quality control criteria for the applicable Probe Arrays.

2.9 "GATC Compliant" shall refer to software and/or databases meeting the standards set forth in accordance with the Genetic Analysis Technology Consortium ("GATC") standards group. In the event that the GATC standards are no longer maintained, the Parties will negotiate in good faith to provide substitute specifications for interoperability of their respective software and databases.

2.10     "Gene" shall refer to a nucleic acid sequence encoding a distinct
         RNA. A Gene may be represented by a partial nucleic acid sequence representing an expressed sequence tag (EST). Multiple ESTs from the same Gene are considered a single Gene. Polymorphic variants of a nucleic acid sequence are considered a single Gene, provided that such polymorphic variants must have at least [...***...] homology with the underlying Gene. If a nucleic acid sequence encodes multiple distinct RNAs due to alternative splicing, each alternative internal splice variant is considered a distinct Gene.

2.11 "Gene Logic's Area Of Interest" shall mean the use of Probe Arrays as a research tool to generate gene expression data for a) generating databases for license to third parties for value; and b) performing Services.

                                              * CONFIDENTIAL TREATMENT REQUESTED

2.12 "Lot" shall refer to the standard minimum quantities Probe Arrays are made available to third parties, as set forth in Affymetrix' price list and specifications.

2.13 "Net Sales" shall mean the aggregate United States Dollar equivalent of gross revenues derived by or payable to Gene Logic or its Affiliates for or on account of the license of Databases to third parties less a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections, or return of items previously sold,
         b) prompt payment or actual trade or quantity discounts actually allowed and taken, c) excises, sales taxes, value added taxes, consumption taxes, duties, foreign withholding tax actually withheld, or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind) and d) insurance and delivery costs actually incurred. No deduction shall be made for any item of cost incurred by Gene Logic or its Affiliates in preparing, manufacturing, shipping, or selling Databases except as permitted pursuant to a), b), c) and d) above. Net Sales shall not include any transfer between Gene Logic and any of its Affiliates for re-license or resale. If Gene Logic or an Affiliate licenses or sells to or through a distributor (which is not an Affiliate of Gene Logic), Net Sales shall be the gross revenues received by Gene Logic and/or the applicable Affiliate from the license of the Database to such distributor. Any such distributor arrangement must be under reasonably conventional distributor terms. In the event that Gene Logic or any of its Affiliates licenses a Database to third parties for other than monetary value in whole or in part, such transfer shall be considered a license hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be determined on a country-by-country basis and shall be the average price of arms length licenses by Gene Logic or its Affiliates in such country during the royalty reporting period in which such transfer occurs, or if no such arms length licensing occurred in such country during such period, during the last period in which such arms length sales occurred. If no arms length licenses have occurred in a particular country, Net Sales for such transfer shall be the average price of arms length licenses in all countries. If a Database is sold or licensed as part of a system, package, or combination product, Net Sales shall be calculated by multiplying the Net Sales of the combination product by the fraction A/B where "A" is the average unit price of the Database when licensed separately and "B" is the average unit price of the combination product. If the Database is not licensed separately, the Parties shall negotiate in good faith the appropriate percentage of the unit price of the combination product to be assigned.

2.14 "Party" shall mean Affymetrix or Gene Logic. "Parties" shall mean Affymetrix and Gene Logic.

2.15 "Physical Defects" shall mean defects resulting from the manufacture or handling of Probe Arrays by Affymetrix prior to shipment, such that [...***...]. Such determination must be made pursuant to Affymetrix' then current GeneChip expression assay protocols.

2.16 "Probe Arrays" shall mean a solid support having an array of polynucleotides with known location and sequence fabricated by Affymetrix pursuant to this Agreement for use in expression analysis.


                                              * CONFIDENTIAL TREATMENT REQUESTED

2.17 "Proprietary Probe Arrays" shall refer to Probe Arrays which contain substantial proprietary genetic information of a third party for which incremental fees are due by Affymetrix to such third party associated with the use of such proprietary genetic information.

2.18 "Services" shall mean the use of Probe Arrays in generation of data that will be provided to only one third party.

2.19 "Significant Physical Defects" shall refer to Physical Defects in Probe Arrays which meet [...***...]. It is understood that the criteria for Significant Physical Defects are more stringent than [...**...]. The Committee will provide input to Affymetrix' normal criteria for Significant Physical Defects and revised criteria will be adopted in the definition of Significant Physical Defects which are adopted for use broadly by similar probe arrays. Until such criteria are established, the Parties understand that the specific examples identified in Exhibit D will be included or not included as Significant Physical Defects, as appropriate. The list in Exhibit D will be reasonably updated by the Parties until such time as the Committee has agreed upon such normal criteria.

2.20 "System(s)" shall mean fluidics station(s), work station(s), probe array reader(s), and associated software, such software licensed to Gene Logic, and such fluidics station(s) and probe array reader(s) sold to Gene Logic.

2.21 "Term" shall mean the period beginning on the Effective Date and ending on a date [...***...] from the Effective Date, unless extended pursuant to Section 5.1. "Initial Term" shall refer to the initial [...***...] portion of the Term. "Extended Term" shall refer to the potential extension of the Term by [...***...] pursuant to Section 5.1. For any extension of the Term to the Extended Term, the applicable maximum number of Datapoints in a Demonstration Database shall be negotiated by the Parties in good faith.

2.22 "Trigger Event" shall mean any or all of the following, whenever and however often it occurs: (a) Affymetrix licenses or intends to license [...***...]; or b) Affymetrix licenses or intends to license [...***...]; or c) [...***...]. For purposes of this Section 2.22,
         "substantial value" shall mean cumulative payments from a single customer, in cash or kind, of more than $[...***...]. It is understood that such licenses are not intended to allow license of multiple Demonstration Databases to a single customer of the same species that can be combined into a larger Database. For purposes of this Section
         2.22 "intends to license" shall mean either a) senior management of Affymetrix has made external Database licensing part of its written commercial plan; or b) resources have been or will be committed to development of Databases for external licensing by approval of a budget of Affymetrix.

3.       PROBE ARRAY SUPPLY

3.1 Probe Arrays may be ordered only in full Lots. Only those expression Probe Arrays sold at standard Affymetrix US catalog prices will be available pursuant to this Agreement.

                                              * CONFIDENTIAL TREATMENT REQUESTED

3.2 Beginning on the Effective Date, Affymetrix will deliver such quantities of the appropriate Probe Arrays which have passed the Fabrication Verification Criteria at or before the time specified in a properly rendered forecast made pursuant to Section 3.4, or, for the first 3 months of the Term, according to a forecast previously supplied by Gene Logic and attached as Exhibit C. Affymetrix will replace Probe Arrays that have Physical Defects.

3.3 In no event will Affymetrix be obligated to provide more than [...***...] Probe Arrays in any one month period.

3.4 Beginning on the Effective Date and on the first business day of each month during the Term of this Agreement, Gene Logic will provide a reasonable, good faith forecast of Probe Arrays to be supplied by Affymetrix during the following [...***...]-month period or the period until the end of the Term if less than [...***...] months (such forecasts to be supplied by number of Probe Arrays and part number) to Gene Logic and its Affiliates. The forecast will be provided according to a mechanism and on forms to be agreed upon in good faith by the Parties. The first and second month of such forecast (part number and individual quantity) shall constitute a firm order. The subsequent months of such forecast will be for capacity planning purposes only, and shall not constitute a firm commitment. If the number of ordered Probe Arrays forecast for a month increases by more than [...***...] from the immediately preceding firm forecast for such month then the number of such Probe Arrays above the [...***...] increase shall be supplied in a reasonable time, but shall not be subject to penalty or breach on account of late supply thereof.

3.5 Probe Arrays will be packed in Affymetrix' standard shipping packages and shipped to the address specified by Gene Logic. Deliveries will be F.O.B. Affymetrix' facility or the facility of its sales representative. Affymetrix will ship via a carrier selected by Gene Logic or, if none is specified by Gene Logic, Affymetrix will select the carrier. Title and risk of loss of damage for deliveries will pass to Gene Logic upon Affymetrix' actual delivery of the Probe Arrays to the carrier for shipment to Gene Logic. Gene Logic will pay all shipping costs, duties, and sales taxes. Gene Logic will advise Affymetrix if insurance is desired on any shipments of Probe Arrays, and will reimburse Affymetrix for all such insurance charges.

3.6 Affymetrix will provide Gene Logic with [...***...] qualified instructor-days of training in use of Probe Arrays and Systems at Affymetrix' expense and in schedules to be mutually and reasonably agreed. In cases where Gene Logic elects to have training at Affymetrix' facility, travel and expenses of Gene Logic personnel will be paid by Gene Logic. Additional training will be reasonably provided by Affymetrix to Gene Logic at the request of Gene Logic at the then current commercial terms.

3.7 Gene Logic may not: 1) transfer the Probe Arrays provided by Affymetrix pursuant to this Agreement to third parties other than Affiliates; or
         2) transfer data generated therewith to any third party other than i) Affiliates or ii) subscribers to a Database, or iii) in the case of Services, to a single third party; or 3) provide services to any third party, other than to Affiliates, using the Probe Arrays provided by Affymetrix pursuant to the Agreement except as to those Probe Arrays where i) the service recipient agrees to limit further distribution of the data to other third parties consistent with Affymetrix' normal probe array supply terms

*  Confidential treatment requested
         as set forth in Exhibit A and updated from time to time with advance notice to Gene Logic (it being understood that the service terms in Exhibit A may be reasonably modified with mutual agreement of Affymetrix and Gene Logic consistent with the terms of this Agreement), and ii) the fee for Probe Arrays used in Services is paid pursuant to
         Section 5.3; or 4) allow any third party, other than Affiliates for use in Gene Logic's Area of Interest, to use the Probe Arrays supplied by Affymetrix to Gene Logic under this Agreement; or 5) otherwise use the Probe Arrays delivered hereunder outside of Gene Logic's Area of Interest; or 6) reuse the Probe Arrays; or 7) use such Probe Arrays in diagnostic or other settings requiring FDA or other regulatory agency approval unless Gene Logic obtains such approval and such Probe Arrays are to be used in a clinical trial (and such Probe Arrays are not for microbial or pathogenic organisms). Gene Logic will allow Affymetrix reasonable, periodic (but not more often than quarterly) access to the Systems during regular business hours and with advance written notice to ensure compliance with the prohibition against reuse.

3.8 All Databases transferred to a third party by Gene Logic pursuant to this Agreement must be GATC Compliant. Gene Logic will bear its internal costs of GATC compliance.

3.9 Gene Logic may not sell or license the Databases through a distributor or agent unless such distributor or agent is approved in advance in writing by Affymetrix. Such approval will not be unreasonably withheld unless such agent or distributor is involved in legal proceedings with Affymetrix.

3.10 Affymetrix will provide sufficient genetic information to identify the Genes on a Probe Array. If Affymetrix updates its Probe Arrays to include additional or different genetic sequence information, Affymetrix will provide information to the best of its ability to allow for Gene Logic to compare its data with prior results.

3.11 Gene Logic and Affymetrix will reasonably cooperate in joint promotional activities of the Databases generated hereunder. Gene Logic will reasonably provide Affymetrix with marketing materials for such Databases, and Affymetrix will reasonably provide materials relating to such Databases to its potential Probe Array customers to facilitate direct contact with Gene Logic.

4.       AFFYMETRIX PROPRIETARY RIGHTS

4.1 Until the end of the Term, Gene Logic will not buy arrays of diverse nucleic acids on solid supports from a third party when such third party arrays materially infringe or would materially infringe the patent or copyright rights of Affymetrix or its Affiliates. In order to enforce this provision Affymetrix must provide Gene Logic a) reasonable and prompt written notice of such infringement upon Affymetrix becoming aware of such infringement, and b) reasonable evidence of such infringement, with which counsel for Gene Logic reasonably concurs. This paragraph shall not confer on Gene Logic or any third party any rights under the patent rights of Affymetrix.

5.       COMPENSATION

5.1 Gene Logic shall pay to Affymetrix a fee of $[...***...] according to the following payment schedule: [...***...] at the end of

                                              * CONFIDENTIAL TREATMENT REQUESTED
         every three month period thereafter during the Term (including any Extended Term). Gene Logic may extend the Term by [...***...] by providing written notice to Affymetrix no later than 90 days before the end of the Initial Term. If so extended [...***...], Affymetrix will negotiate in good faith for an additional extension of the Term of the Agreement under similar terms for an additional [...***...], provided that Gene Logic must provide at least [...***...] days written notice before the end of the initial Extended Term of its desire to negotiate in good faith for such extension.

5.2 For each expression Probe Array (excluding those Probe Arrays for use in Services) delivered to Gene Logic or its Affiliates that meet the Fabrication Verification Criteria, Gene Logic will pay a fixed fee of [...***...]. Proprietary Probe Arrays will be discounted equivalently provided that genetic information access fees actually paid by Affymetrix to a third party are not discounted and only to the extent that the genetic information access fees are not reflected in the list price of standard equivalently sized probe arrays.

5.3 For those Probe Arrays used in Services, Gene Logic will pay Affymetrix [...***...] or, if applicable, the price then available to that particular third party recipient of such Services (if lower). As to those third parties who benefit from such lower prices, such third party will be invoiced directly by Affymetrix. Affymetrix will release use restriction in such third parties solely to permit performance of Services.

5.4 At the time and in the manner hereinafter provided, Gene Logic shall pay to Affymetrix an [...***...] for each license of a Database to a third party; provided, however, that with respect to each such license, the minimum royalty payable for each successive 12-month period commencing with the inception of such license shall be calculated according to the following schedule:

                           [...***...]
          --------------------------------------------
          [...***...]   [...***...]       [...***...]      [...***...]
          -----------      -----          ------------   --------------
          [...***...]                     [...***...]      [...***...]
          [...***...]                     [...***...]      [...***...]

                                              * CONFIDENTIAL TREATMENT REQUESTED

          [...***...]                                          [...***...]      [...***...]
          [...***...]                                          [...***...]      [...***...]
          [...***...]                                          [...***...]      [...***...]
          [...***...]                                          [...***...]      [...***...]
          [...***...]                                          [...***...]      [...***...]
          [...***...]                                          [...***...]      [...***...]

          * For purposes of calculating the minimum annual royalty [...***...].

         Royalties accruing pursuant to this Section 5.4 shall be subject to [...***...].

5.5 [...***...]. In the event that, notwithstanding their respective good faith efforts, the Parties are unable in a reasonable period of time to negotiate mutually satisfactory royalty provisions with respect to such Net Sales, the Parties shall refer the matter to arbitration in accordance with Section 12.7; provided, however, that in connection with such arbitration the Parties shall each submit a detailed proposal describing the royalty provisions that such Party desires to have apply to such Net Sales and the arbitrator or arbitration panel selected for the arbitration with such Section shall be required to choose one Party's proposal without modification. The arbitrator or arbitration panel shall choose the proposal that is closest in its entirety to the provisions that the arbitrator or arbitration panel determines best reflect current market conditions for license of databases, and the Parties shall be entitled to introduce evidence with respect thereto.

                                              * CONFIDENTIAL TREATMENT REQUESTED

5.6 Except as to royalty payments, all amounts referred to in this Section 5 will be invoiced by Affymetrix when due. Royalty payments will be due as specified in Section 5.7. All Probe Arrays will be deemed accepted unless they are returned to Affymetrix within 45 days of delivery to Gene Logic, with written explanation of the basis on which such Probe Arrays have been returned on Affymetrix' standard "Return Materials Authorization" according to the procedures provided for in such Return Materials Authorization. All payments will be made to Affymetrix thirty
         (30) days from the date of invoicing by Affymetrix. Late payments shall bear interest at the rate of [...***...] % per month. All payments in this Agreement will be made in the form of a check or wire transfer to Affymetrix in U.S. Dollars.

5.7 Gene Logic shall deliver to Affymetrix, within sixty (60) days after the end of each calendar quarter, a written report showing its computation of payments due under Section 5.4 of this Agreement, including any Net Sales of licenses of Databases by Gene Logic or its Affiliates during such calendar quarter. All Net Sales shall be segmented in each such report according to licenses by Gene Logic and each Affiliate on a country by country basis, including the rates of exchange used to convert such royalties to U.S. Dollars from the currency in which the licenses were made. For the purposes of this Agreement, the rates of exchange to be used for converting royalties to U.S. Dollars shall be those published for the purchase of U.S. Dollars in the Wall Street Journal for the last business day of the calendar quarter for which payment is due. Simultaneously with the delivery of each such report, Gene Logic shall tender payment in U.S. Dollars of all royalties shown to be due therein. Where royalties are due for licenses of Databases in a country where, by reason of currency regulations it is impossible or illegal for Gene Logic or its Affiliates to transfer royalty payments to Affymetrix, such royalties shall be deposited in whatever currency is allowable in a bank in that country that is reasonably acceptable to Affymetrix. Any and all income or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by Gene Logic shall be paid by Gene Logic on behalf of Affymetrix and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to Affymetrix as evidence of such payment in such form as required by the tax authorities having jurisdiction over Gene Logic or its Affiliates. Such taxes shall be deducted from the royalty that would otherwise be remitted by Gene Logic or its Affiliates.

5.8 Systems may be acquired/licensed by Gene Logic and its Affiliates at a [...***...] to Affymetrix' list prices and under otherwise standard terms.

5.9 As to transactions with other Affymetrix customers, Affymetrix has not made, and will not make, its DNA probe array technology available for the generation of [...***...] for license on terms more favorable, taken as a whole, to those customers than those offered to Gene Logic in this Agreement without offering such terms to Gene Logic. Such terms shall be offered only for the overlapping period of Probe Array supply in situations where Probe Arrays are made available at prices/royalties lower than those provided herein. It is understood that if one of the following term(s) is more favorable to any such customer, Gene Logic shall be offered such more favorable terms, provided that if Gene Logic accepts such term(s), Gene Logic shall accept other terms under which such customer has obtained the benefit of such more favorable term: a) price for Affymetrix' probe arrays;

                                              * CONFIDENTIAL TREATMENT REQUESTED

         b) [...***...]; c) [...***...] using Affymetrix' probe arrays; and d) the ability to terminate such transaction at lower fees before the end of the term. Furthermore, as to Easy Access transactions under which subscribers are not able to license databases, if Affymetrix lowers one or both of i) its published [...***...] (which Affymetrix reasonably markets and is paid such fees); or ii) [...***...], Affymetrix shall make such technology access fees and per probe array fees available to Gene Logic.

5.10 Affymetrix will maintain a running record of the average variance from the delivery times specified in Section 3.4. In the event that the average delivery time in any calendar quarter for Probe Arrays delivered to Gene Logic is more than [...***...] greater than the times specified in Section 3.4, the price of all Probe Arrays scheduled to be delivered during the next quarter shall be decreased by [...***...] for each business day that such average is more than 15 days late. Until such time as commercial standards and commercial incentives for Significant Physical Defects are adopted, in the event that more than [...***...] of the Probe Arrays delivered to Gene Logic in a [...***...] during the Term are replaced for Significant Physical Defects, all such Probe Arrays that are replaced by Affymetrix for Significant Physical Defects will be considered to be delivered [...***...]late in the above calculation. It is understood that commercial standards and commercial incentives regarding replacement for Significant Physical Defects will be no less favorable to Gene Logic than those in this Section 5.10.

5.11 Affymetrix will provide early access to new product releases to Gene Logic in a manner consistent with its Easy Access "Gold" customers.

5.12 Promptly following Gene Logic's request, Affymetrix agrees to negotiate in good faith for supply to Gene Logic during the Term of custom Probe Arrays under reasonable financial terms.

5.13 Affymetrix will sell Gene Logic Probe Arrays for internal research and development activities (outside of the database development activities described herein) pursuant to Affymetrix' standard terms and conditions. [...***...].

5.14 Affymetrix will reasonably advise Gene Logic before first license of a specific mammalian gene expression Database to third parties, and shall use reasonable efforts to advise Gene Logic of the development of mammalian gene expression Databases where Affymetrix has the legal right to do so. Affymetrix will use reasonable efforts to obtain for Affymetrix the right to provide such notice to Gene Logic.

6.       INTELLECTUAL PROPERTY

6.1 Any invention made during the course of and as part of this Agreement shall be owned according to inventorship of the relevant applications, provided that Gene Logic (and its Affiliates) agree to assign to Affymetrix at Affymetrix' cost all Chip Improvement Inventions. Gene Logic agrees to communicate periodically technology improvements and developments relating to probe array technology to the Committee, excluding those improvements made independently of the use of Probe Arrays (such as those made in the

                                              * CONFIDENTIAL TREATMENT REQUESTED
         course of the design or use of Gene Logic's proprietary technologies or other non-Affymetrix technologies).

6.2      [...***...]

6.3      [...***...]

6.4 Gene Logic will reasonably provide recognition of Affymetrix by way of display of its trademarks in its database products generated pursuant to this Agreement. Such products will be maintained at reasonable quality, and Affymetrix grants a non-exclusive right to use its trademarks on such products. Gene Logic will allow Affymetrix reasonable review and approval of the use of such trademarks.

6.5 Affymetrix and Gene Logic will negotiate in good faith for Gene Logic to act as an agent for license of Affymetrix' Expression Data Mining Tool ("EDMT") Software for use with Gene Logic's database products.

7.       PROJECT COORDINATION

7.1 The parties will form the Committee to aid in coordinating the performance of this Agreement. The Committee will have general responsibility for directing the day to day performance of this Agreement pursuant to the terms of this Agreement. The Committee shall be composed of such representatives of Affymetrix and Gene Logic as each shall respectively appoint and be reasonably acceptable to the other Party. Each Party by its representative(s) shall cast one vote on the Committee. A quorum shall consist of at least one Committee representative from each Party. The Committee shall act only with the concurring votes of both Parties. A Party's representatives shall serve at the discretion of such Party and may be substituted for or replaced at any time by such Party. The Committee shall meet at least quarterly during the Term, except at such times as the Parties mutually believe there are no significant agenda items. The site of such meetings shall alternate

                                              * CONFIDENTIAL TREATMENT REQUESTED
         between the offices of Affymetrix and Gene Logic, (or any other site mutually agreed upon by the Parties) or be arranged by video conference. The proceedings of all meetings of the Committee shall be prepared alternately by the Parties, unless otherwise agreed, and sent to both Parties. In the event that the Committee is unable to reach a decision by unanimous action with respect to any matter and such inability continues for a period of forty-five (45) days after the date on which the matter is first submitted to the Committee, each Party shall refer the matter to the Chief Executive Officers of Affymetrix and Gene Logic for resolution. Each Party shall set forth in writing a proposed solution to the impasse. If an acceptable resolution is not achieved, either party may choose to arbitrate the issue(s) in accordance with Section 12.7. The Parties shall use reasonable efforts to continue performance of this Agreement during any such dispute.

7.2 In addition, the Committee will participate in development of appropriate standards for Significant Physical Defects. Affymetrix will communicate potential standards for Significant Physical Defects and commercially reasonable standards so reviewed will be adopted in the first calendar year of the Term.

8.       CONFIDENTIALITY

8.1 For a period of 5 years from disclosure to the other Party, each Party shall maintain the Confidential Information of the other Party in confidence (including the terms of this Agreement), and shall not disclose, divulge, or otherwise communicate such Confidential Information of the other, or use it for any purpose, except as permitted or contemplated by this Agreement, and in order to carry out the terms and objectives of this Agreement. The Parties will use reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information of the other Party. The provisions of this paragraph shall not apply to Confidential Information which:

                  8.1.1 was known or used by the receiving Party or its Affiliates without any restriction on disclosure, prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or

                  8.1.2 either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction on disclosure to the receiving Party or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information, provided that if such Confidential Information is provided to the receiving Party by a third party rightfully in possession of the Confidential Information, but with restrictions on disclosure, the receiving Party may use such Confidential Information in accordance with such restrictions of the third party;

                  8.1.3 either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission of the receiving Party or its Affiliates;

                  8.1.4 is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, to comply with a court order, or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure;

                  8.1.5 is independently developed by the receiving Party or its Affiliates without reference to the Confidential Information.

8.2 Affymetrix may not publish the results of use of the Probe Arrays without approval of Gene Logic. Gene Logic may at its option publish results of the use of the Probe Arrays. Subject to the limitations of
         Section 3 above Gene Logic may publish the results of its research at its sole discretion. In the event that Gene Logic chooses to publish such results, if Affymetrix scientists have contributed to such work, authorship will be according to scientific input and Affymetrix will cooperate in such publications. If it is decided that publications will be made pursuant to this Section, Affymetrix and Gene Logic will provide the other Party draft versions of all publications reporting results of the use of the Probe Arrays, and will provide at least 60 days for technical review thereof, and will allow for removal of Confidential Information. For purposes of this Section "publication" shall refer to conventional scientific publications and not to the license of database products.

9.       WARRANTY

9.1 Both Parties to this Agreement represent and warrant that they have the full right and authority to enter into and perform this Agreement.

9.2 Affymetrix warrants that the Probe Arrays delivered hereunder do not incorporate the trade secret or copyright rights of a third party. Affymetrix DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES RELATING TO INTELLECTUAL PROPERTY, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. Affymetrix shall have no liability under any theory of strict liability, negligence, whether active or passive, or products liability. Affymetrix' entire liability shall in no event exceed the compensation hereunder. Affymetrix shall have no liability for any consequential, incidental, or special damages. Gene Logic understands that the risks of loss herein are reflected in the price of the Probe Arrays and access fees and that the terms would have been different if there had been a different allocation of risk.

9.3 All Chip Improvement Inventions made available to Affymetrix hereunder shall be on an as-is basis. Gene Logic DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES RELATING TO INTELLECTUAL PROPERTY, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. Gene Logic makes no warranty that it will ever develop any Database or that it will be able to license any Database, if developed. Gene Logic shall have no liability under any theory of strict liability, negligence, whether active or passive, or products liability on account of the license of Database or the sale of Chip Improvement Inventions. Gene Logic shall have no liability for consequential, incidental, or special damages.

10.      INDEMNITY

10.1 Affymetrix will indemnify Gene Logic against liability and will settle or defend any suit or proceeding brought against Gene Logic and its Affiliates to the extent based on a claim that the Probe Arrays delivered hereunder directly infringe an issued patent in the United States of America, the European Patent System (EPO), or Japan. Affymetrix will indemnify Gene Logic against liability and will settle or defend any suit or proceeding brought against Gene Logic to the extent based on a claim that the Probe Arrays delivered hereunder indirectly (i.e. through contributory infringement or inducement) infringe an issued patent in the United States of America, EPO, or Japan if a) a hybridization method using probe arrays, or probe arrays themselves, or equivalent hybridization devices are specifically identified as an element of the claims of such patent in a device claim, or use of these is specifically identified as an element of the claims of such patent in a method claim, and b) the patentability of such device or method claims was materially related to the recitation of the hybridization method or the probe arrays or equivalent hybridization device, or their use. Affymetrix shall have no liability under this paragraph to the extent that the alleged infringement arises out of any addition or modification to the Probe Arrays or their use by Gene Logic not specified by Affymetrix, or Gene Logic's combination of the Probe Arrays with other devices not specified by Affymetrix. The indemnifying Party shall pay all damages and costs finally awarded against the indemnified Party for such infringement. For this paragraph to apply the indemnified Party must inform the indemnifying Party within 14 days of notice of any claim or suit being made or brought, and give the indemnifying Party the full authority, information, and assistance necessary to settle or defend such suit or proceeding. The indemnifying Party shall not be bound in any manner by any settlement made without its prior written consent. Any liability hereunder shall be limited to access fees, chip fees, and royalties actually paid hereunder. In the event that the Probe Arrays are held to infringe and their use is enjoined as a result of infringement for which it has indemnified Gene Logic, Affymetrix may obtain for Gene Logic the right to continue using such Probe Arrays, modify them to become noninfringing, or grant Gene Logic a credit for the cost of unused Probe Arrays, and accept the return of unused Probe Arrays. This paragraph states the entire liability for infringement of intellectual property rights and is in lieu of all other warranties, express or implied except as stated in Section 9.

11.      TERM AND TERMINATION

11.1 This Agreement shall extend until the end of the Term unless terminated pursuant to Section 11.2 or 11.3 or 11.4.

11.2 Gene Logic may terminate this Agreement at its sole option if the termination takes place on or after [...***...]. If Gene Logic wishes to terminate pursuant to this Section 11.2, it must a) provide written notice at least 30 days before the intended date of termination, and b) make the following payment to Affymetrix at the time such notice is provided: [...***...]. Termination fees will be waived if [...***...]. In the event of termination pursuant to this Section 11.2, Gene Logic agrees to negotiate in good faith for a worldwide, sublicensable, right to use, copy, distribute, and make derivative works of data previously obtained from Probe Arrays under reasonable terms and conditions.

                                              * CONFIDENTIAL TREATMENT REQUESTED

         Gene Logic agrees to take delivery of all orders of Probe Arrays which are to be delivered within 1 month of termination.

11.3 If a Trigger Event occurs before [...***...], Gene Logic may, at its option, within 90 days from the date notice of such Trigger Event is provided to Gene Logic, elect to terminate this Agreement. In the event Gene Logic elects to terminate pursuant to this Section 11.3, Affymetrix will pay to Gene Logic a sum equal to the lesser of i) [...***...]; or ii) [...***...].[...***...] days from the date notice of such Trigger Event is provided to Gene Logic, elect to terminate this Agreement. In the event of any termination pursuant to this
         Section 11.3, Gene Logic may continue to obtain a supply of Probe Arrays under the financial terms set forth in this Agreement for up to [...***...] from the date of termination; provided, that Gene Logic pays a proportionate share of any fees due pursuant to Section 5.1 during the period of such supply.

11.4 In the event that Affymetrix [...***...], Gene Logic may, at its option, within 90 days from the date notice of such supply is provided to Gene Logic, elect to terminate this Agreement. In the event Gene Logic elects to terminate pursuant to this Section 11.4, Affymetrix will pay to Gene Logic a sum equal to the lesser of i) [...***...]; or
         ii) [...***...]. [...***...], Gene Logic may, at its option, within 90 days from the date notice of such supply is provided to Gene Logic, elect to terminate this Agreement. In the event of termination pursuant to this Section 11.4, Gene Logic may continue to obtain a supply of Probe Arrays under the financial terms set forth in this Agreement for up to [...***...] from the date of termination; provided that Gene Logic pays a proportionate share of any fees due pursuant to Section
         5.1 during the period of such supply.

11.5 Upon termination of this Agreement due to expiration of the Term or termination by Gene Logic pursuant to Sections 11.2, 11.3, or 11.4, Gene Logic may continue to use the Probe Arrays previously purchased by Gene Logic within their specified shelf life and subject to the warranty and return provisions provided in this Agreement. Gene Logic understands that no license is conveyed implied for use of the Systems herein for Probe Arrays other than those manufactured or licensed by Affymetrix.

11.6 Upon termination of this Agreement, the following provisions will survive: 3.8, 3.9, 3.10, 5.4, 5.6, 5.7, 6, 8, 9, 11.6, 11.7, and 12.1
         to12.15.

11.7 Upon execution of this Agreement, the agreement effective March 30, 1998 and entitled "Database and Service Agreement" between Affymetrix, Inc. and Oncormed, Inc. shall be terminated.

12.      MISCELLANEOUS

12.1 Gene Logic shall keep, and shall cause its Affiliates to keep, for a period of at least two (2) years full, accurate, and true books of accounts and other records containing all information and data which may be necessary to ascertain and verify the fees and royalties payable

                                              * CONFIDENTIAL TREATMENT REQUESTED
         hereunder. During the Term of this Agreement and for a period of two
         (2) years following the time at which the relevant fee or payment is due, Affymetrix shall have the right from time to time (not to exceed once during a calendar year) to inspect in confidence, or have an agent, accountant, or representative inspect in confidence such books, records, and supporting data. In the event an audit reveals a discrepancy greater than 10% in the relevant period, Gene Logic will pay any audit fees.

12.2 Affymetrix shall keep, and shall cause its Affiliates to keep, for a period of at least two (2) years full, accurate, and true books of accounts and other records containing all information and data which may be necessary to ascertain and verify the fees and royalties payable hereunder. During the Term of this Agreement and for a period of two
         (2) years following the time at which the relevant fee or payment is due, Gene Logic shall have the right from time to time (not to exceed once during a calendar year) to inspect in confidence, or have an agent, accountant, or representative inspect in confidence such books, records, and supporting data. In the event an audit reveals a discrepancy greater than 10% in the relevant period, Affymetrix will pay any audit fees.

12.3 GENE LOGIC UNDERSTANDS THAT THE PROBE ARRAYS DELIVERED HEREUNDER ARE NOT FDA APPROVED. GENE LOGIC AGREES NOT TO USE THE PROBE ARRAYS DELIVERED HEREUNDER IN ANY CLINICAL OR OTHER SETTING REQUIRING FDA REVIEW OR APPROVAL EXCEPT THAT GENE LOGIC MAY USE THE PROBE ARRAYS IN CLINICAL TRIALS WHEN IT OBTAINS ALL REQUIRED FDA OR OTHER REGULATORY APPROVALS REQUIRED FOR USE IN SUCH TRIALS. GENE LOGIC WILL INDEMNIFY AFFYMETRIX FOR ANY CLAIMS MADE BY A PATIENT ARISING FROM THE USE OF THE PROBE ARRAYS. THE PROBE ARRAYS AND SYSTEMS ARE NOT LICENSED EXCEPT AS SPECIFICALLY RECITED HEREIN UNDER ANY INTELLECTUAL PROPERTY RIGHTS OF AFFYEMTRIX.

12.4 Neither Party nor any of its Affiliates shall originate any news relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, or except as otherwise required by law.

12.5 Either Party may assign any rights or obligations of this Agreement to a party who acquires all or substantially all of the relevant assets of the assigning Party by merger or sale of assets or otherwise. In the case where the Agreement is to be transferred by merger or sale of assets or otherwise of Gene Logic to a third party or its Affiliates listed in Exhibit B, the written consent of Affymetrix must be obtained.

12.6 This Agreement shall be construed according to the laws of California without regard to conflict of law provisions.

12.7 In the event of any controversy or claim relating to, arising out of or in any way connected to any provision of this Agreement ("Dispute"), the Parties shall seek to settle their differences amicably between themselves. Any unresolved Dispute shall be finally resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of ten (10) days following such notice to allow the Parties to attempt to resolve the Dispute between themselves. If the Parties are still unable to resolve the dispute, the Party giving notice may institute the arbitration proceeding under the rules of the American Arbitration Association ("AAA Rules"). Arbitration shall be held in Palo Alto, California. The arbitration shall be conducted before a single arbitrator mutually chosen by the Parties, but if the parties have not agreed upon a single arbitrator within fifteen (15) days after notice of the institution of the arbitration proceeding, then the arbitration will be conducted by a panel of three arbitrators. In such case, each Party shall within thirty (30) days after notice of the institution of the arbitration proceedings appoint one arbitrator. The presiding arbitrator shall then be appointed in accordance with AAA Rules. All arbitrator(s) eligible to conduct the arbitration must undertake in writing as a condition of service to render their opinion(s) promptly after the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages or any award of multiple damages under this Agreement and such awards are expressly prohibited. Decisions of the arbitrator(s) shall be final and binding on the Parties. Judgment on the award of the arbitrator(s) may be entered in any court having jurisdiction thereof. Except to the extent entry of judgment and any subsequent enforcement may require disclosure, all matters relating to the arbitration, including the award, shall be held in confidence by the Parties.

12.8 The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

12.9 This Agreement and the documents referred to herein are the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating to the subject matter herein. No waiver alteration or modification of any of the provisions herein shall be binding unless in writing and signed by the Parties by their

12.10 The headings in this Agreement are for convenience only and shall not be considered in construing this Agreement.

12.11 In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable.

12.12 This Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns.

12.13 None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

12.14 Any notice required under this Agreement shall be made by overnight mail or courier to the addresses below.

         If to Gene Logic:

                           Gene Logic, Inc.
                           708 Quince Orchard Road
                           Gaithersberg, MD 20878
                           Attn: President

                  cc:      Fred Muto Esq.
                           Cooley Godward LLP
                           4365 Executive Dr. #1100
                           San Diego, CA 92121-2128

                  If to Affymetrix:

                           Affymetrix, Inc.
                           3380 Central Expressway
                           Santa Clara, California  95051
                           Attn:  President

12.15 The Parties shall not be liable for delay or nonperformance if performance is rendered impracticable by the occurrence of any condition beyond the reasonable control of a Party, if such Party has used reasonable efforts to avoid such occurrence. Such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to the occurrence.

12.16 From and after the Effective Date of this Agreement and until this Agreement has expired or been terminated, Affymetrix shall not, and shall cause its Affiliates not to, in any manner, singly or as part of a partnership, limited partnership, syndicate or other "Group" (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), directly or indirectly, acquire, or offer or agree to acquire, record ownership or beneficial ownership of more than 5% of the outstanding shares of Common Stock of Gene Logic, any securities convertible into or exchangeable for Common Stock or any other right to acquire Common Stock from Gene Logic or any other person, without the prior written consent of Gene Logic. In the event that Affymetrix inadvertently acquires shares of Gene Logic in excess of the amounts set forth in this Section as part of a larger transaction, Affymetrix will divest such shares in a reasonable time frame.

12.17 From and after the Effective Date of this Agreement and until this Agreement has expired or been terminated, Gene Logic shall not, and shall cause its Affiliates not to, in any manner, singly or as part of a partnership, limited partnership, syndicate or other "Group" (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), directly or indirectly, acquire, or offer or agree to acquire, record ownership or beneficial ownership of more than 5% of the outstanding shares of Common Stock of Affymetrix, any securities convertible into or exchangeable for Common Stock or any other right to acquire Common Stock from Affymetrix or any other person, without the prior written consent of Affymetrix. In the event that Gene Logic inadvertently acquires shares of Affymetrix in excess of the amounts set forth in this Section as part of a larger transaction, Gene Logic will divest such shares in a reasonable time frame.

12.18 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as set forth below.

Affymetrix, Inc.

  /s/ VERN NORVIEL
------------------------------
By:    Vern Norviel
      ------------------------
Date:  1/10/99
      ------------------------

Gene Logic , Inc.

/s/ MARK D. GESSLER
------------------------------
By:   Mark D. Gessler
      ------------------------
Date:  1/10/99
      ------------------------

                                    EXHIBIT A
                             SERVICE RECIPIENT TERMS

                           EXPRESSION SERVICE ADDENDUM

This Addendum contains terms and conditions in addition to the general Terms and Conditions of Affymetrix, Inc. ("AFX") relevant to Buyer.

"Expression Probe Array Data" shall mean data from expression probe arrays.

"Genetic Inventions" shall mean all genetic sequence (including related protein) and function inventions discovered by Buyer through the use of an Expression Probe Array Data including, without limitation, any invention which is covered by an issued patent that contains data from the Expression Probe Array Data or was supported during patent prosecution by data obtained from the Expression Probe Array Data.

Restricted Use Rights. Buyer may only use the Expression Probe Array Data provided hereunder to investigate the presence and/or levels of expressed nucleic acid sequences in the ordinary course of Buyer's normal internal pharmaceutical and diagnostic research and development activities including clinical trials. In addition, Buyer agrees not to (a) transfer an Expression Probe Array Data to any third party; or (b) provide services to or on behalf of any third party that relate to an Expression Probe Array Data; or (c) distribute, transfer, license or otherwise make available to a third party any data or database that is obtained from the use of an Expression Probe Array Data, except i) Buyer may license data obtained from the Expression Probe Array Data to a third party licensee specifically related to a particular drug or target that has been discovered through use of the Expression Probe Array Data when such third party licensee will distribute such drug or target, ii) Buyer may transfer data within a bona fide collaboration in which Buyer's collaborator has provided substantial scientific input to experimental design and such relationship is set forth in an agreement signed by all parties prior to the use of any Expression Probe Array Data to generate such data (bona fide collaborations do not include arrangements whose primary purpose is to give a third party access to data or databases or provide nucleic acid hybridization services), iii) Buyer may transfer data to a third party so long as Buyer receives no consideration or other quid-pro-quo for such transfer (e.g. such transfer cannot be contingent on the third party and Buyer exchanging other goods, services or intellectual property), or iv) Buyer may publish data as part of a normal, peer reviewed scientific publication or public scientific presentation; or (d) use an Expression Probe Array Data or data therefrom in a clinical diagnostic setting. Buyer agrees that third parties may only receive data from Expression Probe Array Data under (c)(i)-(iii) hereof pursuant to written agreements containing obligations explicitly benefitting AFX that are no less restrictive than those in this Agreement and which require such third party recipients not to sublicense or further distribute or transfer such data.

Intellectual Property. If Buyer elects, at its sole discretion, to commercialize a Genetic Invention, then Buyer agrees to negotiate in good faith with AFX for at least a non-exclusive license, but only in the field of probe arrays. Such license will be negotiated to include commercially reasonable royalty payments, and need only be provided if a third party has not already been granted a conflicting license (or an option to obtain such a license) at the time the Genetic Invention is made. Buyer need not disclose Genetic Inventions to AFX until such time as corresponding patents are published disclosing such Inventions.

Confidentiality. Buyer agrees not to disclose any or all of the contents of this Agreement to any third party except: with the prior written consent of AFX; if required to do so by a final order of a court of competent jurisdiction; or, as is otherwise required by applicable law following notice of not less than thirty
(30) days to the other parties hereto.

INSTITUTION NAME (Please print):

--------------------------------
By:
      --------------------------
Name:
      --------------------------
Title:
      --------------------------
Date:
      --------------------------


Signature of Buyer Officer or Designee. By signing the above, the signatory is representing and warranting that they are authorized to enter into this Agreement on behalf of Buyer.

                                    EXHIBIT B
                                THIRD PARTY LIST


[...***...]

                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C
                                INITIAL FORECAST

[...***...]



                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT D

                   EXEMPLARY SIGNIFICANT PHYSICAL DEFECTS(1)

I.       EXAMPLES OF ITEMS THAT ARE SIGNIFICANT PHYSICAL DEFECTS

         [...***...]

II.  EXAMPLES OF ITEMS THAT ARE NOT SIGNIFICANT PHYSICAL DEFECTS

         [...***...]



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(1}   The Parties agree that these examples are not meant to be exclusive of other Significant Physical Defects.


                                              * CONFIDENTIAL TREATMENT REQUESTED


                                      -27-